Exhibit (d) (E)
DE BRAUW
BLACKSTONE
WESTBROEK
Version dated
8/16-12-2005
JJO/BZ/FDR/GJ/le
F:\ondwerk\en\En05\74552049.mkn4.doc
DEED OF ISSUANCE OF SHARES
N.V. KONINKLIJKE NEDERLANDSCHE PETROLEUM MAATSCHAPPIJ
On the sixteenth day of December two thousand and five appears before me, François Diederik Rosendaal, notaris (civil-law notary) practising in Amsterdam:
Bernardina Peternella Christina Zuideveld, kandidaat-notaris (candidate civil-law notary), employed by De Brauw Blackstone Westbroek N.V., a limited liability company, with corporate seat in The Hague, with address at: 2596 AL The Hague, the Netherlands, Zuid-Hollandlaan 7, at the office in Amsterdam, born in Vereeniging (South Africa) on the twenty-second day of February nineteen hundred and seventy-six, for the purpose hereof acting as attorney authorised in writing of:
1.	N.V. Koninklijke Nederlandsche Petroleum Maatschappij, a limited liability company, with corporate seat in The Hague, the Netherlands, and address at: 2596 HR The Hague, the Netherlands, Carel van Bylandtlaan 30, number N.V. 3.522, hereinafter referred to as: the Company and as such representing the Company; and

2.	Royal Dutch Shell plc, a company incorporated in England and Wales, with head office in The Hague and registered office in Shell Centre, London SE1 7NA, hereinafter to be referred to as: the Subscriber and as such representing the Subscriber.
The person appearing
DECLARES THAT, WHEREAS:
(i) on the sixteenth day of December two thousand and five the general meeting of shareholders of the Company resolved to amend the articles of association, which resolution includes an increase of the authorised share capital of the Company;
(ii) on the sixteenth day of December two thousand and five the general meeting of shareholders of the Company resolved on the proposal of the Board of Management — subject to the amendment of the articles of association as referred to under (i) — to issue one billion three hundred and seventy-nine million six hundred and eighty thousand (1,379,680,000) shares in the share capital of the Company, numbered 2,070,720,001 up to and including 3,450,400,000, each share with a par value of fifty-six eurocents (EUR 0.56), against payment in kind by way of contribution of nine billion six hundred three million three hundred and forty-nine thousand nine hundred and ninety-nine (9,603,349,999) shares in the share capital of The Shell Transport and Trading Company Limited, with registered office in Shell Centre, London SE1 7NA, which shares are hereinafter referred to as: the Contribution; the Company and the Subscriber have agreed that the payment obligation (“stortingsplicht”) for the Subscriber arising in euro will be satisfied by an amount of twenty-eight billion nine hundred forty-one million sixty-five thousand seven hundred and seventy-two United States Dollars (USD 28,941,065,772);

DE BRAUW
BLACKSTONE
WESTBROEK         2

(iii) pursuant to article 4 paragraph 1 of the articles of association of the Company the Board of Management of the Company is authorised as meant in section 2:94 subsection 2 Civil Code, to cause the Company to enter into an agreement with the Subscriber regarding a contribution in kind as payment on the shares to be issued;
(iv) under the provisions of article 4 of the articles of association of the Company no pre-emptive rights exist with respect to this issue;
(v) the said shares are issued to the Subscriber, who wishes to accept these shares,
IT IS HEREBY AGREED AND CONFIRMED AS FOLLOWS:
Issue.
Article 1.
1.1.	In accordance with the provisions of section 2:86 Civil Code and the resolution to issue shares the Company hereby issues to the Subscriber — subject to amendment of the articles of association as referred to above — one billion three hundred and seventy-nine million six hundred and eighty thousand (1,379,680,000) shares in the share capital of the Company, numbered 2,070,720,001 up to and including 3,450,400,000, each share with a par value of fifty-six eurocents (EUR 0.56), under the obligation for the Subscriber to pay up such shares in the manner referred to under (ii) of the preamble of this deed.

1.2.	The Subscriber accepts the shares mentioned in article 1.1 subject to the condition and under the obligation referred to therein.
Contribution agreement.
Article 2.
2.1.	To pay up the shares issued the Subscriber shall transfer the Contribution to the Company by way of payment in kind on the shares issued.

2.2.	The value of the Contribution exceeding the total nominal value of the shares issued is share premium (“agio”).
Contribution.
Article 3.
3.1.	In satisfaction of the payment obligation referred to above and the provisions of article 2 the Subscriber shall transfer the Contribution to the Company.
Requirements having to be fulfilled under the laws of England and Wales in connection with the transfer of the Contribution shall be fulfilled forthwith.

3.2.	The Contribution will be for the account of the Company as of the date hereof.
Miscellaneous.
Article 4.
4.1.	Unless otherwise provided in this deed all that has been agreed between the parties prior to the execution of this deed shall remain in full force and effect, provided, however, that a condition subsequent relating to the issue of shares by the Company, if any, may no longer be invoked and a condition precedent relating to the issue of shares, if any, is deemed to have been fulfilled.

4.2.	Photocopies of the description and the auditor’s certificate referred to in section 2:94b Civil Code relating to the contribution in kind set out in this deed are attached to this deed.

DE BRAUW
BLACKSTONE
WESTBROEK         3

4.3.	Each of the parties waives any right to dissolve the agreement contained in this deed under the provisions of section 6:265 Civil Code.

The document evidencing the resolutions of the Company’s general meeting of shareholders is attached to this deed.
Sufficient proof of the existence of the powers of attorney has been given to me, notaris.
The written powers of attorney are evidenced by two (2) private instruments, which are attached to this deed.
In witness whereof the original of this deed which will be retained by me, notaris, is executed in Amsterdam, on the date first mentioned in the head of this deed.
Having conveyed the substance of the deed and given an explanation thereto and having pointed out the consequences arising from the contents of the deed for the parties and following the statement of the person appearing that she has taken note of the contents of the deed and agrees with the partial reading thereof, this deed is signed, immediately after reading those parts of the deed which the law requires to be read, by the person appearing, who is known to me, notaris, and by myself, notaris, at eighteen hours five minutes.
signed): B.P.Ch. Zuideveld, F.D. Rosendaal.
ISSUED FOR TRUE COPY